Exhibit (8)(h)

Robin S. Yonis
Vice President
Investment Counsel
Law Department
Office: (949) 219-6767
Fax: (949) 219-6952
Email: Robin.Yonis@PacificLife.com
July 18, 2005
Mr. Denis Molleur
First Vice President
Merrill Lynch Investment Managers, L.P.
800 Scudders Mill Road (2A)
Plainsboro, New Jersey 08536
Re: Back-up Representations and Undertakings in Participation Agreement
Dear Mr. Molleur:
In connection with Pacific Life & Annuity Company(“PL&A”) entering into a Participation Agreement (the “Agreement”) between and among PL&A, FAM Distributors, Inc. (“Underwriter”) and Merrill Lynch Variable Series Funds, Inc. (the “Fund”), to enable certain of PL&A’s separate accounts to purchase shares of certain portfolios of the Fund, Merrill Lynch Investment Managers, L.P. (the “Adviser”) makes the representations, warranties and undertakings below. Adviser also represents that the officer who executes this Letter Agreement has the authority to bind the Adviser. Capitalized terms not defined below shall have the same meanings as defined in the Participation Agreement.
     1. The Adviser represents and warrants that:
(i)	the Portfolios are currently qualified and will remain qualified as, and the Portfolios have elected and will continue such election for each Designated Portfolio to be taxed as, a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Adviser and Portfolios will take all steps necessary to maintain such qualification of each Portfolio and that it will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future;

(ii)	that Adviser is registered as an investment adviser with the SEC and will notify the Company of any regulatory action brought against it;

(iii)	Adviser currently complies with and will comply with all applicable federal and state laws and regulations and that it will perform its obligations for the Fund and the Company in compliance with the laws and regulations of its state of domicile and any applicable state and federal laws and regulations;
          2.1 The Adviser agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Letter Agreement) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or other wise, insofar as such Losses:
(a)	arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained in the registration statement or prospectus for the Fund (or any amendment or supplement thereto) (collectively, “Fund Documents” for the purposes of this Letter Agreement), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Adviser or its affiliate by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

(b)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Adviser.

          2.2 Adviser shall not be liable under the indemnification provisions of Section 2.1 herein with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.
          2.3 Adviser shall not be liable under the indemnification provisions of Section 2.1 herein with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Section 2.1.
          2.4 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
Please execute below to acknowledge Adviser’s agreement with this Letter Agreement.
Regards,
Agreed to and Accepted By:
Merrill Lynch Investment Managers, L.P.

By:

Title:

Date: